Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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November 15, 2010	London	Silicon Valley
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BioMed Realty Trust, Inc.
BioMed Realty, L.P.
17190 Bernardo Center Drive
San Diego, California 92128

Re:	BioMed Realty Trust, Inc. and BioMed Realty, L.P.
Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as tax counsel to BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), and BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of post-effective amendment No. 1 (the “Amendment”) to the registration statement on Form S-3 (File No. 333-161751) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).
     You have provided us with a draft of the Amendment in the form in which it will be filed, which includes a base prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus. The Registration Statement registers, among other things, the offering (i) by the Operating Partnership of one or more series of debt securities (the “Debt Securities”) to be issued pursuant to an indenture in the form incorporated by reference as an exhibit to the Registration Statement and (ii) by the Company of guarantees of the Debt Securities.
     You have requested our opinion concerning certain of the federal income tax considerations relating to the Company and the Operating Partnership. This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries as set forth in the Registration Statement and the Prospectus. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating

BioMed Realty Trust, Inc.
November 15, 2010

Partnership and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).
     In our capacity as tax counsel to the Company and the Operating Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
     Based on such facts, assumptions and representations, it is our opinion that:
     1. Commencing with its taxable year ending December 31, 2004, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
     2. The statements in the Prospectus set forth under the caption “Material United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.
     No opinion is expressed as to any matter not discussed herein.
     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels

BioMed Realty Trust, Inc.
November 15, 2010

and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.
     This opinion is rendered only to you and is solely for your benefit in connection with the transaction described above. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or other entity, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Prospectus under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP